    As Filed With the Securities and Exchange Commission on September 8, 2003

                                                           Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933


                              EQUIDYNE CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

                  Delaware                                            04-2608713
        (State or Other Jurisdiction of                (I.R.S. Employer Identification No.)
          Incorporation or Organization)

      11300 Sorrento Valley Road, Suite 255, San Diego, CA          92121
         (Address of Principal Executive Offices)                (Zip Code)

                             1996 Stock Option Plan
                  2002 Long Term Incentive and Share Award Plan
  Shares Issuable to Marcus R. Rowan Upon Exercise of Outstanding Stock Options
                   Granted Pursuant to an Employment Agreement
   Shares Issuable to Mark C. Myers Upon Exercise of Outstanding Stock Options
                  Granted Pursuant to an Employment Agreement
                            (Full Title of the Plans)

                                                        Please address a copy of all correspondence to:
         Jeffery B. Weinress                                      William F. Schwitter, Esq,
       Chief Financial Officer                               Paul, Hastings, Janofsky & Walker LLP
11300 Sorrento Valley Road, Suite 255                                  75 E. 55th Street
    San Diego, California  92121                                      New York, NY  10022
(Name and Address of Agent for Service)                            Telephone: (212) 318-6000

                                        (858) 587-7777
                 (Telephone Number, Including Area Code, of Agent for Service)

                         CALCULATION OF REGISTRATION FEE
======================================================================================================================
                                                    Proposed maximum          Proposed maximum
 Title of securities to          Amount to be      offering price per        aggregate offering            Amount of
     be registered                registered             share                     price               registration fee
----------------------------------------------------------------------------------------------------------------------
Common Stock, Par Value $.10   800,000 shares(1)        $0.56(5)                $448,000.00                 $36.24
----------------------------------------------------------------------------------------------------------------------
Common Stock, Par Value $.10   1,000,000 shares(2)      $0.56(5)                $560,000.00                 $45.30
----------------------------------------------------------------------------------------------------------------------
Common Stock, Par Value $.10   660,000 shares(3)        $0.86(6)                $567,600.00                 $45.92
----------------------------------------------------------------------------------------------------------------------
Common Stock, Par Value $.10   210,000 shares(4)        $0.90(7)                $189,000.00                 $15.29
----------------------------------------------------------------------------------------------------------------------
Total                          2,670,000 shares                                                            $142.75
----------------------------------------------------------------------------------------------------------------------

     (1) On March 21, 1997 and June 15, 2000, Equidyne Corporation (formerly American Electromedics Corp.) (the "Company") registered 300,000 shares and 400,000 shares, respectively, under its 1996 Stock Option Plan (the "Stock Option Plan") on Form S-8 filed with the Securities and Exchange Commission (the "Commission"), File Nos. 333-23741 and 333-39354. On January 11, 2001, the Company amended the Stock Option Plan by increasing the number of shares reserved under the Stock Option Plan from 700,000 shares to 1,500,000 shares. Pursuant to this Registration Statement, the Registrant is registering the additional 800,000 shares reserved under the Stock Option Plan plus such indeterminate amount of additional shares as may become issuable pursuant to the anti-dilution provisions contained in the Stock Option Plan.

     (2) Includes 1,000,000 shares reserved for issuance pursuant to options granted under the 2002 Long Term Incentive and Share Award Plan plus such indeterminate amount of additional shares as may become issuable pursuant to the anti-dilution provisions contained in the 2002 Long Term Incentive and Share Award Plan.

     (3) Represents 660,000 shares issuable upon the exercise of options granted to Marcus R. Rowan by a stock option agreement issued pursuant to an employment agreement between the Company and Marcus R. Rowan (the "Rowan Employment Agreement") plus such indeterminate amount of additional shares as may become issuable pursuant to the anti-dilution provisions contained therein.

     (4) Represents 210,000 shares issuable upon the exercise of options granted to Mark C. Myers by a stock option agreement issued pursuant to an employment agreement between the Company and Mark C. Myers (the "Myers Employment Agreement") plus such indeterminate amount of additional shares as may become issuable pursuant to the anti-dilution provisions contained therein.

     (5) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act, on the basis of the average of the high and low prices of the Company's Common Stock as reported by the American Stock Exchange on September 5, 2003.

     (6) Calculated in accordance with Rule 457(h) as this amount represents the exercise price of the options granted pursuant to the Rowan Employment Agreement.

     (7) Calculated in accordance with Rule 457(h) as this amount represents the exercise price of the options granted pursuant to the Myers Employment Agreement.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         Equidyne has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act to register shares of its common stock, par value $0.10 per share (the "Common Stock") issuable to officers, directors and other employees of the Company upon the exercise of stock options granted pursuant to the terms of the Company's 1996 Stock Option Plan (the "Stock Option Plan"), the Company's 2002 Long Term Incentive and Share Award Plan (the "LTIP"), the Employment Agreement (the "Rowan Employment Agreement"), dated as of December 26, 2001, as amended, between the Company and Marcus R. Rowan, and the Employment Agreement (the "Myers Employment Agreement"), dated as of December 31, 2001, as amended, between the Company and Mark C. Myers.

         The documents relating to the Stock Option Plan, the LTIP, the Rowan Employment Agreement and the Myers Employment Agreement previously have been, or will be, sent or given to the participants thereunder and are not required to be and are not filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act").

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents and information previously filed by Registrant with the Commission are hereby incorporated by reference in this Registration
Statement:

     (a) The Company's Annual Report on Form 10-KSB/A for the fiscal year ended July 31, 2003 (Commission File No. 0-9922);

     (b) The Company's Current Report on Form 8-K filed with the Commission on August 28, 2003 (Commission File No. 0-9922); and

     (c) The description of the Company's Common Stock contained in the section entitled "Description of Securities--Common Stock" in the Company's Registration Statement on Form SB-2 filed with the Commission on September 6, 2000 (Commission File No. 333-45268).

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective dates of the filing of those documents.

     Any statement contained herein or in a document incorporated, or deemed incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is deemed to be incorporated by reference herein or therein modifies or supersedes such statement. Any such statement shall not be deemed to constitute a part of this Registration Statement or the Prospectus except as so modified or replaced.

ITEM 4.  DESCRIPTION OF SECURITIES

         Not Applicable.

ITEM 5   INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article 13 of the Company's certificate of incorporation provides that to the full extent that the DGCL, as it now exists or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of such Article 13 shall not adversely affect any right or protection of a director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     Article X, Section I of the Company's by-laws requires indemnification of directors and officers to the full extent permitted under Delaware law as from time to time in effect. Subject to any restrictions imposed by Delaware law, the Company's by-laws provide a right to indemnification for all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by any person in connection with any actual or threatened proceeding by reason of the fact that such person is or was serving as a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan. The Company's by-laws also provide that it may, by action of its board of directors, provide indemnification to its employees or agents with the same scope and effect as the foregoing indemnification of directors and officers.

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a Delaware corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation - a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise.

     Section 102(b)(7) of the DGCL permits a Delaware corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

     A corporation also may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, in such an action by or on behalf of a corporation, no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     In addition, the indemnification and advancement of expenses provided by or granted pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     The Company maintains directors' and officers' liability insurance which provides for payment, on behalf of the directors and officers of the Company and its subsidiaries, of certain losses of such persons (other than matters uninsurable under law) arising from claims, including claims arising under the

Securities Act, for acts or omissions by such persons while acting as directors or officers of the Company and/or its subsidiaries, as the case may be.

     The employment agreements the Company enters into with its employees from time to time provide that in the event the Company's employees are made, or are threatened to be made, a party to any legal action or proceeding due to their position as a director or officer of the Company or serve or served as an affiliate of the Company at the request of the Company, they will be entitled, at all times (including after termination of their respective employment agreements), to the benefit of the maximum indemnification and advancement of expenses available from time to time under the Company's certificate of incorporation and by-laws.

     Additionally, the Company has entered into indemnification agreements with each of the officers and directors of the Company. The indemnification agreements are intended to provide the indemnitees with the maximum possible protection authorized or permitted by the applicable provisions of the DGCL. Pursuant to such agreements the Company covenants to obtain and maintain directors' and officers' liability insurance for so long as the indemnitees serve as officers or directors of the Company and to name each of the indemnities as an insured.



ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not Applicable

ITEM 8.  EXHIBITS.


Exhibit
 No.         Description
------       -----------
3.1.1        Certificate of Incorporation of the Company filed with the
             Secretary of State of the State of Delaware on April 15, 1981
             (Incorporated by reference to Exhibit 3(a)(1) to Registration
             Statement No. 2-71775).*

3.1.2 Certificate of Amendment to Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on January 27, 1987 (Incorporated by reference to Exhibit 3(a)(2) to the Company's Form 10-Q for the fiscal quarter ended January 31,
             1987).*

3.1.3 Certificate of Amendment to Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on October 9, 1990 (Incorporated by reference to Exhibit 3(a)(3) to the Company's Form 10-K for the fiscal year ended July 28, 1990).*

3.1.4 Certificate of Amendment to Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on November 7, 1996 (Incorporated by reference to Exhibit 3.1.4 to the Company's Form 10-KSB for the fiscal quarter ended July 31,
             1997).*

3.1.5 Certificate of Amendment to Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on May 4, 1998 (Incorporated by reference to Exhibit 2.1 to the Company's Form 8-K for an event of May 5, 1998).*

3.1.6 Certificate of Amendment to Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on January 5, 2000 (Incorporated by reference to Exhibit 10.1 to the Company's Form 8-K for an event of January 5, 2000).*

3.2 Amended By-Laws of the Company as amended (Incorporated by reference to the Company's Form 8-K filed May 17, 2002).*

                                       3

4.1 1996 Stock Option Plan (Incorporated by reference to Exhibit A to the Company's Definitive Proxy Statement on Schedule 14A filed with the Commission on September 12, 1996 (Commission File No.
             000-09922)).*

4.1.1        Amendment One to 1996 Stock Option Plan, effective January 5, 2000.

4.1.2        Amendment Two to 1996 Stock Option Plan, effective January 11,
             2001.

4.2 2002 Long Term Incentive and Share Award Plan (Incorporated by reference to Exhibit B to the Company's Definitive Proxy Statement on Schedule 14A filed with the Commission on May 2, 2002
             (Commission File No. 001-162831)).*

4.3 Employment Agreement, dated as of December 26, 2001, by and between the Company and Marcus R. Rowan (Incorporated by reference to Exhibit 10.1 to the Company's Form 8-K filed with the Commission on January 23, 2002 (Commission File No. 001-16283)).*

4.3.1 Letter Agreement, dated as of January 28, 2003, by and between the Company and Marcus R. Rowan regarding Increased Compensation.

4.4 Employment Agreement, dated as of December 26, 2001 by and between the Company and Mark C. Myers (Incorporated by reference to Exhibit
             10.2 to the Company's Form 8-K filed with the Commission on January
             23, 2002 (Commission File No. 001-16283)).*

4.4.1 Letter Agreement, dated as of January 28, 2003, by and between the Company and Mark C. Myers regarding Increased Compensation.

4.5          Form of certificate representing shares of Common Stock.

5 Opinion of Paul, Hastings, Janofsky & Walker LLP as to the legality of the common stock registered hereunder.

23.1         Consent of KBA Group LLP.

23.2         Consent of Paul, Hastings, Janofsky & Walker LLP (included in
             Exhibit 5).

*            Incorporated by reference.

                                       4

ITEM 9.  UNDERTAKINGS

     The Company hereby undertakes:

     A. (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to;

     (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

     (iii) Include any additional or changed material information on the plan of distribution; provided, however, that the statements in paragraphs (A)(1)(i) and
(A)(1)(ii) do not apply if the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the Company under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     (2) That, for determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (B) That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 8th day of September, 2003.

                                                   EQUIDYNE CORPORATION


                                                   By: /s/ Jeffery B. Weinress
                                                       -------------------------
                                                       Jeffery B. Weinress
                                                       Chief Financial Officer

                                POWER OF ATTORNEY

         Each person whose signature appears below hereby severally constitute and appoint Marcus R. Rowan, Mark C. Myers and Jeffery B. Weinress, and each of them with full power to act alone, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution and revocation, for each of him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and additions to this registration statement, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grant unto such attorneys-in-fact and agents, and each of them, the full power to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes, as each of him might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their respective substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


              Signature                             Title                                Date

/s/ Marcus R. Rowan                      Chief Executive Officer and            September 8, 2003
---------------------------------       Director (principal executive
         Marcus R. Rowan                           officer)


/s/ Mark C. Myers                           President and Director              September 8, 2003
---------------------------------
         Mark C. Myers


/s/ Jeffery B. Weinress                    Chief Financial Officer              September 8, 2003
---------------------------------          (principal financial and
         Jeffrey B. Weinress                 accounting officer)


/s/ James R. Gavin                        Non-Executive Chairman and            September 8, 2003
---------------------------------                  Director
         Dr. James R. Gavin III

/s/ Harry P. Yergey                                Director                     September 8, 2003
---------------------------------
         Harry P. Yergey

                                INDEX TO EXHIBITS
                              EQUIDYNE CORPORATION


Exhibit No.        Description                                                               Page No.
-----------        -----------                                                               --------
3.1.1              Certificate of  Incorporation of the Company filed with the Secretary of
                   State of the State of Delaware on April 15, 1981
                   (Incorporated by reference to Exhibit 3(a)(1) to Registration
                   Statement No. 2-71775).*

3.1.2 Certificate of Amendment to Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on January 27, 1987 (Incorporated by reference to
                   Exhibit 3(a)(2) to the Company's Form 10-Q for the fiscal quarter ended January 31, 1987).*

3.1.3 Certificate of Amendment to Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on October 9, 1990 (Incorporated by reference to
                   Exhibit 3(a)(3) to the Company's Form 10-K for the fiscal year ended July 28, 1990).*

3.1.4 Certificate of Amendment to Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on November 7, 1996 (Incorporated by reference to
                   Exhibit 3.1.4 to the Company's Form 10-KSB for the fiscal quarter ended July 31, 1997).*

3.1.5 Certificate of Amendment to Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on May 4, 1998 (Incorporated by reference to Exhibit
                   2.1 to the Company's Form 8-K for an event of May 5, 1998).*

3.1.6 Certificate of Amendment to Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on January 5, 2000 (Incorporated by reference to
                   Exhibit 10.1 to the Company's Form 8-K for an event of January 5, 2000).*

3.2 Amended By-Laws of the Company as amended (Incorporated by reference to the Company's Form 8-K filed May 17, 2002).*

4.1                1996 Stock Option Plan (Incorporated by reference to Exhibit
                   A to the Company's Definitive Proxy Statement on Schedule 14A filed with the Commission on September 12, 1996 (Commission
                   File No. 000-09922)).*

4.1.1              Amendment One to 1996 Stock Option Plan, effective
                   January 5, 2000.

4.1.2              Amendment Two to 1996 Stock Option Plan, effective January
                   11, 2001.

4.2 2002 Long Term Incentive and Share Award Plan (Incorporated by reference to Exhibit B to the Company's Definitive Proxy
                   Statement on Schedule 14A filed with the Commission on May 2,
                   2002 (Commission File No. 001-162831)).*

4.3                Employment Agreement, dated as of December 26, 2001, by and between the Company and Marcus R. Rowan (Incorporated by reference to Exhibit 10.1 to the Company's Form 8-K filed with the Commission on January 23, 2002 (Commission File No.
                   001-16283)).*

4.3.1 Letter Agreement, dated as of January 28, 2003, by and between the Company and Marcus R. Rowan regarding Increased
                   Compensation.

4.4 Employment Agreement, dated as of December 26, 2001 by and between the Company and Mark C. Myers (Incorporated by reference to Exhibit 10.2 to the Company's Form 8-K filed with the Commission on January 23, 2002 (Commission File No.
                   001-16283)).*

4.4.1 Letter Agreement, dated as of January 28, 2003, by and between the Company and Mark C. Myers regarding Increased
                   Compensation.

4.5                Form of certificate representing shares of Common Stock.

5 Opinion of Paul, Hastings, Janofsky & Walker LLP as to the legality of the common stock registered hereunder.

23.1               Consent of KBA Group LLP.

23.2               Consent of Paul, Hastings, Janofsky & Walker LLP (included in
                   Exhibit 5).

*        Incorporated by reference.


                          STATEMENT OF DIFFERENCES
                          ------------------------

 The trademark symbol shall be expressed as ............................'TM'